Exhibit 99.1
SELLAS Life Sciences Reports Third Quarter 2026 Financial Results and Provides Corporate Update

- Topline Primary Endpoint Results of the Phase 3 REGAL Trial of Galinpepimut-S (GPS) in Acute Myeloid Leukemia Following the 80th Event to Report this Month -
- 40 Patients Enrolled in Phase 2 Trial of SLS009 in Newly Diagnosed First-Line AML; Preliminary Topline Data Expected in Q4 2026 -
- $134.7 Million in Cash and Cash Equivalents as of September 30, 2026 -

NEW YORK, Nov. 12, 2026 (GLOBE NEWSWIRE) -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.
“We continue to execute across both of our clinical programs as we approach several important milestones,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS Life Sciences. “In our ongoing Phase 3 REGAL trial of GPS, we are focused on completing the final analysis following the announcement of 80th event, and we expect to announce topline primary endpoint results this month. If successful, we believe GPS could be a transformative new immunotherapy for AML patients in second complete remission. In parallel, enrollment and dosing continue in our Phase 2 trial of tambiciclib (SLS009) in newly diagnosed AML, with preliminary topline data expected in the fourth quarter. As announced earlier this month, we look forward to presenting our Phase 2 data in relapsed/refractory AML at the upcoming ASH in December. We were also encouraged by the preclinical data presented at AACR in pancreatic cancer models, including in resistance to a RAS inhibitor, and we are continuing our preparations for clinical development in that indication. With $134.7 million in cash and cash equivalents as of September 30, we are well positioned to further advance these programs.”
Recent Corporate Highlights:
Phase 3 REGAL Trial of GPS: Ongoing Phase 3 trial in AML patients who have achieved complete remission following second-line salvage therapy. In October 2026, the Company announced the required pre-specified 80th event occurred, triggering the customary database lock, blinded data review procedures before statistical analysis, unblinding, and disclosure of topline results, which the Company expects to report this month.
Ongoing dosing of SLS009 in earlier-line AML: 40 patients have been enrolled, and enrollment and dosing continue in the ongoing 80-patient Phase 2 trial in newly diagnosed AML patients, including those who become refractory early to AZA/VEN treatment identified through extensive transcriptomics, genomics, and proteomics models. Preliminary topline data is expected in Q4 2026. Additional information about the trial can be found at clinicaltrials.gov (NCT04588922).

Phase 2 Data of Tambiciclib (SLS009) in Combination with Azacitidine and Venetoclax in Relapsed/Refractory AML to be presented at upcoming 2026 American Society of Hematology (ASH) Annual Meeting: In November, the Company announced that it will present data from its completed Phase 2 study of tambiciclib (SLS009) for the treatment of relapsed or refractory acute myeloid leukemia (r/r AML) at the 68th American Society of Hematology (ASH) Annual Meeting and Exposition, being held December 12–15, 2026, in New Orleans, Louisiana. Patients with relapsed/refractory monocytic AML achieved a 54% ORR with a median overall survival (mOS) of 5.8 months and patients with TP53-mutated AML achieved a 57% ORR and a mOS of 8.8 months, comparing favorably to historical outcomes in these adverse-risk settings of ~2.5 months.
The Phase 2 trial evaluated SLS009, a highly selective CDK9 inhibitor, in combination with azacitidine (AZA) and venetoclax (VEN) for the treatment of patients with r/r AML after prior VEN-based treatment.
Presented Preclinical Data Demonstrating SLS009 Activity in Pancreatic Cancer Models at the 2026 AACR Conference on Pancreatic Cancer: In September, the Company presented preclinical data from studies evaluating SLS009 (tambiciclib), its highly selective cyclin-dependent kinases 9 (CDK9) inhibitor, in patient-derived organoid models of pancreatic ductal adenocarcinoma (PDAC). The data were presented at the American Association for Cancer Research (AACR) Conference on Pancreatic Cancer: New Frontiers in Biology and Therapeutic Development. The studies, conducted in collaboration with researchers at the University of Wisconsin–Madison, evaluated SLS009 in MYC-amplified PDAC models, including a model resistant to the recently approved RAS inhibitor daraxonrasib (RMC-6236), as well as in combination with the BET inhibitor ZEN3694. MYC amplification is a biologically recognized mechanism of RAS targeting resistance.
The findings support further investigation of CDK9 inhibition as a strategy to enhance RAS-directed therapy and potentially address MYC-associated resistance in pancreatic cancer. The BET combination data provide additional mechanistic support for SLS009-based approaches designed to disrupt MYC-dependent transcriptional programs and suggest the potential to enhance BET inhibition at lower drug exposures.
Financial Results for the Third Quarter 2026:
Research and Development Expenses: Research and development expenses for the quarter ended September 30, 2026, were $7.0 million, compared to $4.2 million for the same period in 2025. Research and development expenses were $18.4 million for the nine months ended September 30, 2026, compared to $11.3 million for the same period in 2025. The increase was primarily due to increases in manufacturing costs, clinical and regulatory consulting, and clinical trial expenses in preparation for a potential Biologics License Application (BLA) for GPS following the final analysis of the REGAL study.
General and Administrative Expenses: General and administrative expenses for the third quarter of 2026 were $4.3 million, as compared to $2.9 million for the same period in 2025. General and administrative expenses for the nine months ended September 30, 2026 were $12.8 million compared to $8.7 million for the same period in 2025. The increase was primarily due to increases in non-cash stock-based compensation and professional fees.
Net Loss: The net loss was $10.1 million for the third quarter of 2026, or a basic and diluted loss per share of $0.05, as compared to a net loss of $6.8 million for the third quarter of 2025, or a basic and diluted loss per share of $0.06. The net loss was $28.1 million for the nine months ended September 30, 2026, or a basic and diluted loss per share of $0.15, as compared to a net loss of $19.2 million for the same period in 2025, or a basic and diluted loss per share of $0.20.
Cash Position: As of September 30, 2026, cash and cash equivalents totaled approximately $134.7 million.
About SELLAS Life Sciences Group, Inc.
SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) – potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS and SLS009 clinical development programs, including the REGAL study and the timing of future milestones related thereto. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 19, 2026 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact
John Fraunces
Managing Director
LifeSci Advisors, LLC
jfraunces@lifesciadvisors.com
Media Contact
Joan Bosisio
VP, Scientific & Medical Communications
Simpson Healthcare
jbosisio@simpsonhealthcare.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$7,029	$4,216	$18,430	$11,292
General and administrative	4,280	2,867	12,760	8,727
Total operating expenses	11,309	7,083	31,190	20,019
Loss from operations	(11,309)	(7,083)	(31,190)	(20,019)
Non-operating income:
Interest income	1,218	292	3,087	814
Total non-operating income	1,218	292	3,087	814
Net loss	$(10,091)	$(6,791)	$(28,103)	$(19,205)

Per share information:
Net loss per common share, basic and diluted	$(0.05)	$(0.06)	$(0.15)	$(0.20)
Weighted-average common shares outstanding, basic and diluted	202,437,078	108,396,260	188,143,803	98,313,970

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$134,711	$71,793
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	3,763	3,318
Total current assets	138,574	75,211
Operating lease right-of-use assets	578	963
Goodwill	1,914	1,914
Deposits and other assets	25	257
Total assets	$141,091	$78,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,089	$2,948
Accrued expenses and other current liabilities	6,598	3,525
Operating lease liabilities	599	544
Total current liabilities	9,286	7,017
Operating lease liabilities, non-current	—	457
Total liabilities	9,286	7,474
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 350,000,000 shares authorized, 203,527,833 and 153,103,459 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	20	15
Additional paid-in capital	434,876	345,844
Accumulated deficit	(303,091)	(274,988)
Total stockholders’ equity	131,805	70,871
Total liabilities and stockholders’ equity	$141,091	$78,345